Exhibit 99.1

February 11, 2005

Verity, Inc.

894 Ross Drive

Sunnyvale, CA 94089

RE:	Eighth Amendment to Retainer Agreement between Regent Pacific Management Corporation and Verity, Inc.

This Eighth Amendment to Retainer Agreement sets forth certain amendments to the Retainer Agreement between Regent Pacific Management Corporation, a California corporation (“Regent Pacific”), and Verity, Inc., a Delaware corporation, and its wholly-owned and controlled subsidiaries (collectively, “Verity”) dated July 31, 1997, as amended on or about April 13, 1998, March 12, 1999, February 9, 2000, and March 13, 2001, June 10, 2002, March 4, 2003 and January 8, 2004 (the “Original Retainer Agreement”, “First Amendment”, “Second Amendment”, “Third Amendment”, “Fourth Amendment”, “Fifth Amendment”, “Sixth Amendment” and “Seventh Amendment” respectively). Except for the amendments expressly contained herein, the Original Retainer Agreement, First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment, Sixth Amendment and Seventh Amendment shall remain in full force and effect.

The Retainer Agreement, as previously amended, is hereby amended as follows:

1.	The first sentence of the paragraph entitled “Fees” is hereby amended to read as follows:

“We have agreed to provide the work product included in this agreement through a non-cancelable period ending on August 31, 2005 (the “Non-Cancelable Period”).”

2.	The paragraph entitled “Term of Agreement” is hereby amended to read in its entirety as follows:

“Term of Agreement: The term of this agreement shall be through August 31, 2005, unless earlier terminated by Regent Pacific in accordance with this paragraph. Regent Pacific hereby commits the availability of its resources to Verity under this agreement for the full term of the agreement. Regent Pacific may withdraw from this assignment at any time with Verity’s consent or for good cause without Verity’s consent. Good cause also includes Verity’s breach of this agreement (including Verity’s failure to pay any invoice within five working days of presentation), or any fact or circumstance that would render our continuing participation in the assignment unethical or unlawful.”

3.	Each remaining reference to “February 28, 2005” is amended to read “August 31, 2005”.

4.	The following sentence is added to the fourth paragraph of the Original Retainer Agreement (the first of which is designated with a number 2 in front of it), as previously amended:

“In addition to any other services provided hereunder, effective as of January 1, 2005, Regent Pacific shall provide Verity with services and assistance related to the development and implementation of corporate and mergers and acquisitions strategies.”

Verity, Inc.

February 11, 2005

Very truly yours,

REGENT PACIFIC MANAGEMENT CORPORATION

By:	/s/ Stephen W. Young
Name:	Stephen W. Young
Title:	Chief Operating Officer

THE FOREGOING IS HEREBY APPROVED AND AGREED TO:

Dated: 2/11/05

VERITY, INC.

(Signifies full agreement with all terms and conditions)

By:	/s/ Anthony Bettencourt
Name:	Anthony Bettencourt
Title:	President and CEO